Exhibit 3.9

FIRST AMENDMENT

TO LIMITED LIABILITY COMPANY AGREEMENT OF

SABINE PASS LNG-GP, LLC

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of Sabine Pass LNG-GP, LLC (the “Company”), a Delaware limited liability company, dated as of October 12, 2012, is hereby duly adopted by Cheniere Energy Investments, LLC, a Delaware limited liability company, as the sole member (the “Member”).

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement dated as of June 30, 2010 (the “Original Agreement” and, together with this Amendment, the “Agreement”); and

WHEREAS, the Member desires to amend the Original Agreement to correct Section 2.5(a) thereof.

NOW, THEREFORE, the Member, by execution of this Amendment, hereby agrees as follows:

1. Amendment of Section 2.5. Section 2.5 of the Agreement is hereby amended by amending and restating the introductory language in subsection (a) thereof as follows:

“(a) Limited Purpose. So long as any obligation under the Note Documents is outstanding, the sole purpose conducted or promoted by the Company is:”

2. Agreement in Full Force and Effect. Except as expressly modified herein, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts, and each counterpart thereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

4. Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Member as of the date first-above written.

CHENIERE ENERGY INVESTMENTS, LLC

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

First Amendment to Limited Liability Company Agreement

Sabine Pass LNG-GP, LLC — Signature Page